Exhibit 99.1
Focus Enhancements Enters Agreement to Purchase Wireless Audio IP
- Creates Unique Portfolio of Wireless Audio/Video Technology -
- Management to Hold Conference Call Today at 1:30 p.m. ET/10:30 a.m. PT -

Campbell, Calif. – July 2, 2008 - Focus Enhancements, Inc. (NASDAQ: FCSE) a worldwide leader in Ultra Wideband (UWB) wireless technology, video conversion and digital media products, has entered into an agreement on June 25, 2008 to purchase certain intellectual property rights for a prototype wireless audio product chipset developed by AudioMojo, Inc. and owned by Hallo Development Co. The digital wireless audio (DWA) technology provides highly sought-after features including two milliseconds (ms) latency, which reduces lip-syncing concerns, and scalability up to 16 channels.

“Blending superior DWA technology with our video expertise strengthens our UWB strategy and creates a unique capability for Focus Enhancements to deliver wireless media throughout the home,” said Brett Moyer, president and CEO of Focus Enhancements. “DWA is an exciting, growing market in its own right. RH Associates projects the total available market for DWA to reach approximately $53 million by 2009 growing to approximately $136 million in 2011. Since we have developed significant long-standing relationships with large consumer electronics companies with our video conversion technology, we intend to leverage these for distribution. In addition to this impressive technology, the rapid time-to-revenue and relatively low cash requirements were important factors in our acquisition decision. With an additional engineering investment of approximately $1.5 million, we expect to sample DWA chips in the first quarter of 2009 and begin production volume mid-2009 in time for the holiday season. Our ultimate goal is to deliver high quality audio and video via UWB using a single radio, thereby lowering the system cost for the large consumer electronics manufacturers.”

New Digital Wireless Audio Capabilities:
•	Fast speed: Provides 2ms latency to avoid noticeable lip-sync errors, which occur above 10ms.
•	Very scalable: Enables up to 16 channels.
•	High quality: Delivers independent 24-bit, 48 KHz audio to each channel.
•
Unique simplicity: Offers SpeakerFinder™, which identifies within inches where each speaker is relative to the rest of the room, and myZone™, which identifies and adjusts each speaker to make the listener the center of the surround sound, regardless of the listener’s location.

The asset purchase includes two patent applications originally filed by AudioMojo and the rights to intellectual property allowing Focus Enhancements to file four provisional patents. The closing of the purchase of the DWA intellectual property rights is subject to the satisfaction of certain closing conditions and is expected to be complete by July 18th. In connection with the purchase, Focus Enhancements will issue 1.8 million shares of its common stock and provide a decreasing revenue share of future sales of the DWA chipset over three years from the date of first commercial shipment.

Notwithstanding the Securities and Exchange Commissions Rule 144, the shares of Focus Enhancements’ common stock issued in connection with this transaction are subject to restrictions against sale by Hallo Development Co. to any third party until the earlier of the date Focus Enhancements has sold and received $1.0 million in net revenues from the DWA chipset or December 31, 2009.

Investor Conference Call

The company will host a shareholder conference call to discuss the acquisition today July 2, 2008 at 1:30 p.m. ET/10:30 a.m. PT, during which management will also be available to host a question and answer session. The call is being webcast with slides, which can be accessed at the investor section Focus Enhancements’ web site at http://investors.focusinfo.com/events.cfm. The webcast will be available through October 2, 2008. For those without Internet access, the telephone dial-in number is 888-816-3972 for domestic and 706-634-0182 for international participants. Participants should dial in five to ten minutes prior to the beginning of the call at 10:30 a.m. PT (1:30 p.m. ET). A telephone replay will be available through July 9; dial 800-642-1687, and enter access code 54686080.

About Focus Enhancements, Inc.

Focus Enhancements, Inc. (NASDAQ CM: FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary audio, video and wireless video technologies. The company’s Semiconductor Group develops wireless IC chip set based on WiMedia UWB standard and design as well as markets portable ICs to the video convergence, portable media, navigation systems and smartphone markets. The company’s System Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company’s Securities and Exchange Commission (SEC) filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical, including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management’s expectations of funding requirements in 2008, demand for Focus Enhancements’ products, which impacts revenue, gross margin percentage and cash from operations, management’s plans to complete its semiconductor chip designs, move its technology to silicon, and the performance of its technology. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers’ acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs and delays in research and development, the company’s ability to maintain adequate funding to develop and implement its DWA and UWB technology, the ability of the company to migrate its DWA and UWB technology to silicon in a timely manner, the performance and acceptance of its DWA and UWB technology when successfully moved to silicon, and the risk factors specified in the company's Form 10-K for the year ended December 31, 2007, Form 10-Q for the period ended March 31, 2008, as well as other filings with the SEC. These statements are based on information as of July 2, 2008 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Focus Enhancements Investors:
Kirsten Chapman
Lippert/Heilshorn & Assoc.
(415) 433-3777
kchapman@lhai.com